COGNITRONICS REPORTS SECOND QUARTER
                      NET INCOME OF 6 CENTS VERSUS
                    NET LOSS OF 6 CENTS IN PRIOR YEAR

DANBURY, Conn., July xx, 2004 -- Cognitronics Corporation (AMEX:CGN) today reported net income for the second quarter ended June 30, 2004 of $.3 million, or $.06 per share on a diluted basis, compared to a net loss of $.3 million, or $.06 per share on a diluted basis, in the prior year's second quarter. Included in the 2003 quarter net loss is a non-recurring, non-cash gain of $.8 million (net of tax - $.15 per share) attributable to the termination of the post-retirement health benefits plan.

Sales for the second quarter were $4.2 million in 2004, up 73% from $2.4 million in 2003.

The company said that the $1.8 million increase in second quarter 2004 sales from the comparable 2003 period was attributable to increases of 56% by its domestic operations and 107% by its European distributorship operations. Second quarter sales by domestic operations included sales to a large telecommunications service provider of $1.7 million in 2004 and $1.1 million in 2003.

"During the second quarter, Cognitronics delivered its CX Media Server products to multiple market segments, including the legacy TDM and AIN circuit switched networks and the next generation VoIP and ATM packet networks," said Brian J. Kelley, president and chief executive officer of Cognitronics.

"We are pleased with the progress we have made in delivering a world-class media server to the telecommunications market. However, capital spending limitations may cause our sales to be inconsistent as telecommunications service providers continue to allocate their limited capital resources."

For the six months ended June 30, 2004, the Company reported a net loss of $1 million, or $.17 per diluted share, versus a net loss of $1.7 million, or $.30 per diluted share, for the same period in 2003. Sales for the six-month period were $6.5 million in 2004, compared to $4.9 million in 2003. Included in the 2003 six months net loss is a non-recurring, non-cash gain of $.8 million (net of tax - $.15 per share) attributable to the termination of the post-retirement health benefits plan.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.

                                                      COGNITRONICS CORPORATION
                              				  SUMMARY OF RESULTS
                                                           Three Months
                                                          Ended June 30,
                                                     ------------------------
                                                        2004          2003
Net sales                                            $4,243,000    $2,448,000
Net income (loss)                                      $376,000     ($326,000)
Net income (loss) per share:
   Basic                                                   $.07         ($.06)
   Diluted                                                 $.06         ($.06)
Weighted average number of shares outstanding:
   Basic                                              5,742,442     5,552,338
   Diluted                                            6,278,219     5,552,338



                                                            Six Months
                                                          Ended June 30,
                                                    ------------------------
                                                       2004           2003
Net sales                                            $6,504,000    $4,944,000
Net loss                                              ($975,000)  ($1,651,000)
Net loss per share:
   Basic                                                  ($.17)        ($.30)
   Diluted                                                ($.17)        ($.30)
Weighted average number of shares outstanding:
   Basic                                              5,714,372     5,531,520
   Diluted                                            5,714,372     5,531,520

The 2003 three-month and six-month periods include an $834,000 ($.15 per basic and diluted share) non-recurring gain on termination of a post-retirement benefit plan.

                                                SUMMARY OF FINANCIAL POSITION
                                             June 30, 2004  December 31, 2003
                                             -------------  -----------------
Cash, cash equivalents and marketable
   securities                                   $8,516,000         $8,833,000
Working capital                                $13,359,000        $14,143,000
Total assets                                   $18,830,000        $18,898,000
Total stockholders' equity                     $13,573,000        $14,224,000

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